Exhibit 99.1

SuRo Capital Corp. First Quarter Preliminary Update

Net Asset Value Anticipated to be $11.85 to $12.55 Per Share

NEW YORK, NY, April 11, 2022 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the first quarter ended March 31, 2022.

“As we have done in the past and given that last quarter was one of the most volatile quarters for equity markets in the past couple years, we are providing a preliminary quarter end update for our shareholders. Based on information presently available, for the quarter ended March 31, 2022, we anticipate SuRo Capital’s net asset value to be approximately $11.85 to $12.55 per share, inclusive of the effect of the $0.11 per share dividend declared during the quarter,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital. SuRo Capital’s net asset value per share as of December 31, 2021 was $11.72 per share, or $11.61 adjusted for $0.11 in dividends declared during the first quarter.

Klein continued, “As we have consistently demonstrated, SuRo Capital is committed to initiatives that enhance shareholder value and we believe the market is currently undervaluing our portfolio. Accordingly, last month, our Board of Directors authorized an additional $15 million for share repurchases. In the past month, we have repurchased over 280,000 shares for approximately $2.4 million. Given the significant discount at which our stock is trading compared to net asset value, coupled with the extreme market volatility, we determined the current continuation of the Share Repurchase Program to be an efficient and accretive deployment of capital.”

As previously reported, SuRo Capital’s net assets totaled approximately $364.8 million, or $11.72 per share, at December 31, 2021 and approximately $436.0 million, or $18.01 per share, at March 31, 2021. As of March 31, 2022, SuRo Capital’s net asset value is estimated to be between $11.85 to $12.55 per share. This range includes a customary discount to the quarter-end pricing of public shares subject to certain lock up provisions at quarter-end.

As of March 31, 2022, there were 31,164,443 shares of the Company’s common stock outstanding.

Share Repurchase Program

Since inception of the Share Repurchase Program in August 2017, SuRo Capital has repurchased over 5 million shares of its common stock for an aggregate purchase price of approximately $32.8 million.

On March 13, 2022, the Company’s Board of Directors authorized a $15 million expansion of the Share Repurchase Program to $55 million. Through March 31, 2022, under the Share Repurchase Program, the Company repurchased 153,517 shares of its common stock for approximately $1.4 million. Subsequent to quarter end, the Company repurchased 126,566 shares of its common stock for approximately $1.1 million. The dollar value of shares that may yet be purchased by the Company under the Share Repurchase Program is approximately $22.2 million. The Share Repurchase Program is authorized through October 31, 2022.

Under the Share Repurchase Program, the Company may repurchase its outstanding common stock in the open market provided it complies with the prohibitions under its insider trading policies and procedures and the applicable provisions of the Investment Company Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its first quarter results in early May 2022.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(650) 235-4769

IR@surocap.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@surocap.com